Exhibit 5.1

August 12, 2003

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300

Alexandria, VA  22314

Ladies and Gentlemen:

We have acted as special counsel for AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-3, as amended (File No. 333- 103755) (the “Registration Statement”), and a prospectus supplement dated August 12, 2003 (the “Prospectus Supplement”), which supplements the prospectus included in the Registration Statement, relating to the offering of 2,750,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and an additional 412,500 shares of Common Stock to cover over-allotments (collectively, the “Shares”) by the Company to the Underwriters (as defined below) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) dated August 12, 2003 by and between the Company and Morgan Stanley & Co. Incorporated, as the representative of the underwriters named therein (the “Underwriters”).  The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement filed with the Commission on August 14, 2003 pursuant to Rule 424(b)(5) under the 1933 Act, is herein called the “Prospectus”.

We have examined the Amended and Restated Articles of Incorporation of the Company, as amended and on file with the Maryland State Department of Assessments and Taxation, the Amended and Restated Bylaws of the Company, the Underwriting Agreement, certified resolutions of the Board of Directors of the Company (the “Board”) and the Investment and Finance Committee of the Board (the “IFC Committee”) authorizing the issuance of the Shares (the “Authorizing Resolutions”), a certificate from the Secretary of the Company relating to the authorized powers of the IFC Committee, such records of corporate proceedings of the Company and legal considerations as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the Prospectus Supplement and the exhibits thereto.  In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, and the accuracy of all factual statements set forth in such documents.

We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares to be sold by the Company to the Underwriters, as described in the Registration Statement and the Prospectus Supplement, upon the issuance of such Shares in accordance with the Authorizing Resolutions and upon delivery of such Shares and payment therefore in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 14, 2003 which is incorporated by reference into the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP